                                                                   EXHIBIT 2.1










                            STOCK PURCHASE AGREEMENT


                             Dated October 18, 2002




                 -----------------------------------------------


                                   BETWEEN THE
                             INDIVIDUALS AND TRUSTS
                             SET FORTH IN SCHEDULE A
                               HERETO, AS SELLERS

                                       AND

                               CLEO INC, AS BUYER


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

                                TABLE OF CONTENTS

1.       Definitions

2.       Sale and Transfer of Shares; Closing

         2.1      Shares
         2.2      Purchase Price
         2.3      Closing
         2.4      Closing Obligations
         2.5      Adjustment Amount

3.       Representations and Warranties of Sellers

         3.1      Organization and Good Standing
         3.2      Authority; No Conflict
         3.3      Capitalization
         3.4      Financial Statements
         3.5      Books and Records
         3.6      Title to Properties; Encumbrances
         3.7      Condition and Sufficiency of Assets
         3.8      Accounts Receivable
         3.9      Inventory
         3.10     No Undisclosed Liabilities
         3.11     Taxes
         3.12     No Material Adverse Change
         3.13     Employee Benefits
         3.14     Compliance with Legal Requirements; Governmental
                  Authorizations
         3.15     Legal Proceedings; Orders
         3.16     Absence of Certain Changes and Events
         3.17     Contracts; No Defaults
         3.18     Insurance
         3.19     Environmental Matters
         3.20     Employees
         3.21     Labor Relations; Compliance
         3.22     Intellectual Property
         3.23     Certain Payments
         3.24     Disclosure
         3.25     Relationships with Related Persons
         3.26     Brokers or Finders

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4.       Representations and Warranties of Buyer

         4.1      Organization and Good Standing
         4.2      Authority; No Conflict
         4.3      Certain Proceedings
         4.4      Brokers or Finders

5.       Certain Covenants

         5.1      Access and Investigation
         5.2      Operating of the Businesses of the Company
         5.3      Negative Covenant
         5.4      Required Approvals
         5.5      Notification
         5.6      Payment of Indebtedness by Related Persons
         5.7      No Negotiation
         5.8      Actions Regarding Employee Benefits

6.       Non-Competition and Non-Solicitation Covenants of Sellers

         6.1      Non-Competition by the Sellers
         6.2      No-Solicitation by the Sellers
         6.3      Confidentiality
         6.4      Relief
         6.5      Non-Applicability of Section 11
         6.6      Anti-Dumping; Countervailing Duty

7.       Tax Matters

         7.1      Taxes of Other Persons
         7.2      Income Tax Returns for Period Through the Closing Date
         7.3      Section 338(h)(10) Election
         7.4      Other Tax Returns
         7.5      Cooperation on Tax Matters
         7.6      Certain Taxes
         7.7      Allocation of Purchase Price
         7.8      S Corporation Status

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

8.       Conditions Precedent to Buyer's Obligations to Close

         8.1      Accuracy of Representations
         8.2      Seller's Performance
         8.3      Consents
         8.4      Additional Documents
         8.5      No Proceedings
         8.6      No Claim Regarding Stock Ownership or Sale Proceeds
         8.7      Regulatory Permits
         8.8      Tax Clearance Certificate
         8.9      Termination of Certain Other Agreements
         8.10     Title Insurance
         8.11     Repayment of Bank and Other Long Term Debt
         8.12     Termination of Guarantees
         8.13     Satisfaction of Obligations Under Stock Equivalent Plan
         8.14     Anti-Dumping; Countervailing Duty

9.       Conditions Precedent to Sellers' Obligations To Close

         9.1      Accuracy of Representations
         9.2      Buyer's Performance
         9.3      Consent
         9.4      Additional Documents
         9.5      No Injunction

10.      Termination

         10.1     Termination Events
         10.2     Effect of Termination

11.      Indemnification Remedies

         11.1     Survival; Right to Indemnification Not Affected by Knowledge
         11.2     Indemnification and Payment of Damages by Sellers
         11.3 Indemnification and Payment of Damages by Sellers-- Environmental Matters
         11.4     Indemnification and Payment of Damages by Buyer
         11.5     Time Limitations
         11.6     Limitations on Amount--Sellers
         11.7     Limitations on Amount--Buyer
         11.8     Additional Limitation on Amount
         11.9     Procedure for Indemnification--Third Party Claims
         11.10    Procedure for Indemnification--Other Claims

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

12.      General Provisions

         12.1     Expenses
         12.2     Public Announcements
         12.3     Designation of Sellers' Attorney in Fact and Notices
         12.4     Arbitration
         12.5     Further Assurances
         12.6     Waiver
         12.7     Entire Agreement and Modification
         12.8     Disclosure Letter
         12.9     Assignments; Successors, and No Third-Party Rights
         12.10    Severability
         12.11    Section Headings, Construction
         12.12    Time of Essence
         12.13    Governing Law
         12.14    Counterparts


























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                                    EXHIBITS


Exhibit 2.4(a)(ii)         Sellers Releases

Exhibit 2.4(a)(iii)        Consulting Agreement - James F. Akers

Exhibit 2.4(d)             Escrow Agreement

Exhibit 8.4(a)             Opinion of Greenebaum Doll & McDonald PLLC

Exhibit 9.4(a)             Opinion of Vorys, Sater, Seymour and Pease LLP

Composite Exhibit 12.3     Power of Attorney designating James F. Akers attorney
                           in fact



































                                       v
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                            STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is made as of October 18, 2002, by Cleo Inc, a Tennessee corporation ("Buyer"), and the individuals and trusts set forth in Schedule "A" hereto, (collectively "Sellers").

RECITALS

Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares (the "Shares") of capital stock of Crystal Creative Products, Inc., an Ohio corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

1.  DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"Adjustment Amount"--as defined in Section 2.5.

"Applicable Contract"--any Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound.

"Balance Sheet"--as defined in Section 3.4.

"Best Efforts"--the efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

"Buyer"--as defined in the first paragraph of this Agreement.

"Closing"--as defined in Section 2.3.

"Closing Date"--the date and time as of which the Closing actually takes place.

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"Company"--as defined in the Recitals of this Agreement.

"Company Plan" means all Plans of which the Company or an ERISA Affiliate of the Company is or was a Plan Sponsor, or to which the Company or an ERISA Affiliate of the Company otherwise contributes or has contributed, or in which the Company or an ERISA Affiliate of the Company otherwise participates or has participated, or for which the Company or an ERISA Affiliate of the Company otherwise has or may have any liability, directly or indirectly, contingent, or otherwise, including without limitation, all benefit obligations.

"Company VEBA" means a VEBA whose members include employees of the Company or any ERISA Affiliate of the Company.

"Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

"Consulting Agreements" -- as defined in Sections 2.4 and 8.4 respectively.

"Contemplated Transactions"--all of the transactions contemplated by this Agreement, including by way of illustration and not of limitation:

         (a) the sale of the Shares by Sellers to Buyer;

         (b) the execution and delivery of the Employment Agreements, the Consulting Agreements, the Supply Agreement, the Sellers' Releases, and the Escrow Agreement;

         (c) the performance by Buyer and Sellers of their respective covenants and obligations under this Agreement; and

         (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Company.

"Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

"CTC"--The Crystal Tissue Company, an Ohio corporation

"Damages"--as defined in Section 11.2.

"Disclosure Letter"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

"Employment Agreements" -- as defined in Section 8.4.

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

"Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"Environment"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

"Environmental, Health, and Safety Liabilities"--any cost, damages, expense (including reasonable attorneys' and consultants' fees), liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products) and including costs and expenses relating to the investigation of the same;

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") as may be required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective, investigative, or remedial measures that may be required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

"Environmental Law"--any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

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         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) protecting resources, species, or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"ERISA Affiliate" means, with respect to the Company, any other person that, together with the Company, would be treated as a single employer under the IRC
Section 414 or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

"Escrow Agreement" -- as defined in Section 2.4.

"Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

"401(k) Plan"--The Crystal 401(k) Plan.

"GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other audited financial statements referred to in Section 3.4 (a) were prepared.

"Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d) multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

"Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Holdback Amount" -as defined in Section 2.4.

"Indemnified Persons" --as defined in Section 11.2.

"Intellectual Property Assets" --as defined in Section 3.22.

"Interim Balance Sheet"--as defined in Section 3.4.

"IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

"Knowledge"--"Knowledge" of a particular fact or other matter means that any of the Sellers or as to the Company any of John Crider, James Fedders, Tony Fago, Jennifer Berger, Brian Eve, Keith Singleton, Ed Miller, Charles Rump, George Garber, Robert Egleston, Brian Harrity or Steven Burkhardt.

         (a) is actually aware of such fact or other matter; or

         (b) could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

"Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Maysville Retirement Plan"--The Crystal Tissue Company Employees Retirement Plan (Maysville Kentucky)

"Multi-Employer Plan" has the meaning given in ERISA Section 3(37)(A).

"Non-Competition Agreements -- as defined in Section 2.4.

"Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

         (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

"Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws or code of regulations of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

"PBCG" means the Pension Benefit Guaranty Corporation, or any successor thereto.

"Pension Plan" means any Company Plan that is a defined benefit pension plan or that is otherwise subject to Section 412 of the IRC or Title IV of ERISA.

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"Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Plan" means (i) any pension plan, 401(k) plan, profit-sharing plan, health or welfare plan, or any other employee benefit plan (within the meaning of Section 3(3) of ERISA), and (ii) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, including, without limitation, employment agreements, severance policies or agreements, executive compensation arrangements, incentive arrangements VEBAs, sick leave, vacation pay, salary continuation, consulting or other compensation arrangements, workers' compensation, bonus plans, stock option, stock grant or stock purchase plans, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the IRC and any plans providing benefits or payments in the event of a change of ownership or control."

"Plan Sponsor" has the meaning given in ERISA Section 3(16)(B).

"Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Qualified Plan" means any Plan that meets or purports to meet the requirements of IRC Section 401(a).

"Related Person"--with respect to a particular individual:

         (a) each of such individual's parent, spouse, children and siblings;

         (b) any Person that is directly or indirectly controlled by such individual or by one or more of such individual's parents, spouse, children or siblings; and

         (c) any Person with respect to which such individual or one or more of such individual's parents, spouse, children or siblings serves as a director, officer, agent, representative, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

         (b) each Person that serves as a director, officer, employee, agent, representative partner, executor, or trustee of such specified Person (or in a similar capacity); and

         (c) each beneficiary of a Person that is a Trust.

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"Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

"Representative"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Salaried Pension Plan"--The Crystal Tissue Company Salaried Employees Pension Plan.

"Securities Act"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Sellers"--as defined in the first paragraph of this Agreement.

"Sellers' Releases"--as defined in Section 2.4.

"Shares"--as defined in the Recitals of this Agreement.

"Supply Agreement"--as described in Section 8.4.

"Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

"Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

"Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"VEBA" means a voluntary employees' beneficiary association under IRC Section 501(c)(9).

"Welfare Plan" has the meaning given in ERISA Section 3(I).

2. SALE AND TRANSFER OF SHARES; CLOSING

2.1  SHARES

Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

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2.2  PURCHASE PRICE

The purchase price (the "Purchase Price") for the Shares will be $24,250,000 less the sum of amounts (i) payable on the Closing Date to the participants in the Company's Stock Equivalent Plan, (ii) the sum of $200,000 payable to Jennifer Berger pursuant to the Company's letter of understanding dated May 9, 2002, as amended, (iii) the sum of $139,000 payable by the Company as bonuses on the Closing Date in connection with termination of the Company's Key Person Incentive Plan, and (iv) the amount of any payroll and employment taxes payable by the Company with respect to the amounts described in clauses (i) through
(iii) (the "Preliminary Purchase Price") less the Adjustment Amount, if any.

2.3  CLOSING

The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of CSS Industries, Inc. ("CSS"), 1845 Walnut Street, Suite 800, Philadelphia, PA at 10:00 a.m. (local time) on October 18, 2002 or on the business day thereafter immediately following satisfaction or waiver of all the conditions set forth in Sections 8 and 9 of this Agreement. The Closing shall be effective as of 12:01 a.m. on the Closing Date. Subject to the provisions of
Section 10, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 2.3 will not result in any termination of this Agreement and not relieve any party of any of its obligations under this Agreement.

2.4  CLOSING OBLIGATIONS

At the Closing:

         (a) Sellers will deliver to Buyer:

         (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer;

         (ii) releases in the form of Exhibit 2.4(a)(ii) executed by Sellers (collectively, "Sellers' Releases");

         (iii) a consulting agreement in the form of Exhibit 2.4 (a) (iii) executed by James F. Akers (the "Consulting Agreement"); and

         (b) Buyer will deliver to Sellers:

         (i) the Preliminary Purchase Price less the sum to be delivered to the escrow agent as provided in Section 2.4 (b) (ii) and less the retention by the Buyer of $1,658,841 ("Holdback Amount"), by wire transfer of immediately available funds in amounts and to accounts specified by the Sellers pursuant to written wire transfer instructions delivered to the Buyer at least one (1) business day prior to the Closing Date;

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

         (ii) the sum of $2,650,000 to be paid to the Escrow Agent designated in the Escrow Agreement referred to in Section 2.4(d) by wire transfer of immediately available funds pursuant to wire transfer instructions delivered to the Buyer by the Escrow Agent at least one business day prior to the Closing Date.

         (c) Buyer will retain the Holdback Amount until dispersed in accordance with Section 2.5 (c).

         (d) Buyer and Sellers will enter into an escrow agreement with State Street Bank & Trust Company, N. A., as the Escrow Agent, in the form of Exhibit 2.4(d) (the "Escrow Agreement").

2.5 ADJUSTMENT AMOUNT

         (a) Prior to the Closing, the Company shall engage KPMG LLP ("KPMG"), with the expense shared equally between the Sellers and the Buyer, to perform an audit of the Company's balance sheet prepared by the Company as of September 30, 2002. In order to complete such an audit, the Sellers, Buyer and the Company shall cooperate with each other, including, without limitation, making available and providing reasonable access to the premises, books and records and employees of the Company. Following the completion of such audit, which the parties thereto shall cause the Company to use its Best Efforts to complete within forty-five (45) calendar days after the Closing Date, the Company shall deliver to the Sellers and the Buyer (i) a true and complete copy of the balance sheet as of September 30, 2002 and reflecting all audit adjustments which KPMG deems appropriate to present the financial condition of the Company in accordance with GAAP as of September 30, 2002 (the "Closing Balance Sheet"), and (ii) a schedule computing the Adjustment Amount (as defined in Section 2.5(b)) based upon the Closing Balance Sheet. The Company shall permit the Sellers and the Buyer to review all work papers and computations used by KPMG in auditing the Closing Balance Sheet and preparing the schedule computing the Adjustment Amount. Within fifteen (15) calendar days following the date of delivery of such Closing Balance Sheet to the Sellers and the Buyer, the Sellers and the Buyer shall either accept the Closing Balance Sheet and the Adjustment Amount based thereon (which acceptance shall effect a "Final Determination", as hereinafter defined) or propose adjustments thereto. In the event the Buyer and the Sellers fail to agree on all of the adjustments proposed within ten (10) Business Days thereafter, the parties shall request Ernst & Young LLP or, in the event that such firm is unavailable to accept this assignment, such other recognized firm of auditors as the parties mutually agree (the "Final Auditor") to prepare and deliver to the Buyer and the Sellers a final determination of the Adjustment Amount (the "Final Determination") adjusting only items in dispute between the Buyer and the Sellers, which Final Determination shall be binding upon the Buyer and the Sellers. The services of the Final Auditor shall be paid for equally by the Buyer and the Sellers unless the Final Auditor resolves all disputed items in favor of one party, in which case all fees and expenses of the Final Auditor shall be paid by the other party.

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

         (b) Upon a Final Determination, the Preliminary Purchase Price shall be reduced dollar for dollar by an amount equal to the Adjustment Amount. To determine the Adjustment Amount, the Closing Balance Sheet shall be adjusted to give effect to the accounting methodologies, practices and adjustments set forth in Part 2.5(b) of the Disclosure Letter. The "Adjustment Amount" means the amount by which $15,500,000 exceeds the net shareholders' equity reflected in the Closing Balance Sheet as adjusted to give effect to the accounting methodologies, practices and adjustments set forth in Part 2.5(b) of the Disclosure Letter, upon a Final Determination or zero, whichever is greater.

         (c) On the tenth (10th) business day following the date of the Final
Determination: (i) if the Adjustment Amount exceeds the Holdback Amount, Sellers will pay the difference to Buyer and the Holdback Amount will be retained by the Buyer for its own account, and, (ii) if the Holdback Amount exceeds the Adjustment Amount, the Buyer will pay the difference to Sellers and the remaining balance of the Holdback Amount, if any, will be retained by the Buyer for its own account. Such payment of any difference will be made together with interest thereon at a per annum rate equal to the rate of return actually earned on the funds held pursuant to the Escrow Agreement during such period compounded daily beginning on the Closing Date and ending on the date of payment. Any such payments must be made by immediately available funds by wire transfer to such bank accounts as Buyer or Sellers, as the case may be, shall specify by delivery of written wire transfer instructions to Buyer's counsel or Sellers' counsel.

         (d) In the event that an adjustment to the Preliminary Purchase Price is required pursuant to Section 2.5(b) above and the Sellers fail to deliver the amounts required to be delivered by such Section when due, then the Buyer may, in its sole and absolute discretion, withdraw the amount due from the funds held pursuant to the Escrow Agreement; provided, however, that so long as the Buyer has not elected to withdraw such amounts from funds held pursuant to the Escrow Agreement, the Buyer shall be entitled to seek payment of such amounts directly from the Sellers, and provided further that if the Buyer does withdraw such amounts from the Escrow Agreement, the Sellers shall be required to replenish the Escrow Amount (as defined in the Escrow Agreement) by depositing an equivalent amount with the Escrow Agent (as defined in the Escrow Agreement) within five (5) Business Days of a request from the Buyer.

3. REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer as follows:

3.1 ORGANIZATION AND GOOD STANDING

         (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list of the Company's jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each shareholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Except as set forth in Part 3.1 of the Disclosure Letter, the Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

         (b) Sellers have delivered to Buyer copies of the Organizational Documents of the Company, as currently in effect.

3.2 AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Escrow Agreement and the Sellers' Releases, and the execution and delivery by a Seller, James F. Akers, pursuant to Section 2.4 of this Agreement of the Consulting Agreement, and the execution and delivery by CTC of the Supply Agreement referred to in Section 8.4 of this Agreement (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers or CTC, as the case may be, enforceable against the respective parties thereto in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and those of the Sellers' Closing Documents to which they are parties and to perform their obligations under this Agreement and under those of the Sellers' Closing Documents to which they are parties.

         (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

         (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

         (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person (other than a party to the Employment Agreements) the right to challenge any of the Contemplated Transactions (other than challenges to the Employment Agreements by the parties thereto) or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of the Sellers, or any of the assets owned or used by the Company, may be subject;

         (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

         (iv) cause the Company to become subject to, or to become liable for the payment of, any tax;

         (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

         (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

         (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company.

Except as set forth in Part 3.2 of the Disclosure Letter, no Seller or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3 CAPITALIZATION

The authorized equity securities of the Company consist of 125,000 shares of common stock, no par value, of which 104,477 shares are issued and outstanding and constitute the Shares. Except as set forth on Part 3.3 of the Disclosure Letter, Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. The respective number of Shares owned by each Seller is set forth on Schedule "A" hereto, the provisions of which are incorporated by reference herein. Except as set forth on Part 3.3 of the Disclosure Letter, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Part 3.3 of the Disclosure Letter, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Part 3.3 of the Disclosure Letter sets forth a complete and accurate list of all participants in the Company's Stock Equivalent Plan, together with the number of Stock Incentive Units awarded to each such Participant and (ii) all participants in the Company's 2002 Key Person Incentive Plan.

3.4 FINANCIAL STATEMENTS

 Sellers have delivered to Buyer: (a) balance sheets of the Company as of December 31 in each of the years 1998 through 2000 (including the notes thereto), and the related statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Deloitte & Touche LLP, independent certified public accountants ("DT"), (b) a balance sheet of the Company as of December 31, 2001 (including the notes thereto, the "Balance Sheet") and the related statement of income, changes in Shareholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of DT, (c) an unaudited balance sheet of the Company as of August 31, 2002 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in shareholders' equity, and cash flow for the eight months then ended, (d) unaudited balance sheets of the Company as of March 31, 2002, April 30, 2002, May 31, 2002, June 30, 2002 and July 31, 2002
and the related unaudited statements of income, change in shareholders' equity and cash flow for the respective three, four, five, six and seven months then ended. Such financial statements and notes fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse), the absence of notes that, if presented, would not differ materially from those included in the Balance Sheet, and the matters described in Part 3.4 of the Disclosure Letter. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company is required by GAAP to be included in the financial statements of the Company.

3.5 BOOKS AND RECORDS

The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and satisfy the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

3.6 TITLE TO PROPERTIES; ENCUMBRANCES

Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded, if applicable) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, surveys, engineering reports or studies and environmental reports or studies in the possession of Sellers or the Company relating to such property or interests. The Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including without limitation (but subject to the exceptions set forth in Part 3.6 of the Disclosure Letter) all properties and assets located at the Facilities and those properties and assets reflected as owned in the books and records of the Company, including all of the properties and assets reflected the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part
3.6 of the Disclosure Letter and personal property sold since the date of the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business, which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All properties and assets reflected in the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto, and (e) as described in Part 3.6 of the Disclosure Letter. Except as set forth on Part 3.6 of the Disclosure Letter, all buildings, plants, and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

To the extent that any tangible assets owned or utilized by the Company are not located in the Facilities, a description of such assets and the location thereof is set forth in Part 3.6 of the Disclosure Letter.

3.7 CONDITION AND SUFFICIENCY OF ASSETS

Except as set forth in Part 3.7 of the Disclosure Letter, the buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

3.8 ACCOUNTS RECEIVABLE

 All accounts receivable of the Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable as of the Closing Date will be collectible net of reserves shown on the Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice and, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within one hundred twenty (120) days following the Closing Date provided that the Company uses its Best Efforts to collect such Accounts Receivable during such period. Except as set forth in Part 3.8 of the Disclosure Letter, there is no contest, claim, or right of set-off, other than returns and customer claims for adjustment in the Ordinary Course of Business, under any Contract with any obligor of Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

3.9 INVENTORY

         Except as set forth in Part 3.9 of the Disclosure Letter:

         (a) all inventory of the Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been reserved to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be;

         (b) all inventories not written off have been priced at the lower of cost or market on a last in, first out basis; and

         (c) the quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

3.10 NO UNDISCLOSED LIABILITIES

Except as set forth in Part 3.10 of the Disclosure Letter, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

3.11 TAXES

         Except as set forth in Part 3.11 of the Disclosure Letter:

         (a) The Company has filed or caused to be filed all Tax Returns that are or were required to be filed by the Company, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since December 31, 1998. The Sellers have filed or caused to be filed all Tax Returns that are or were required to be filed by or with respect to each of them pursuant to applicable Legal Requirements to the extent the same relate to their interest in the Company. The Sellers and the Company have paid, or made provision for the payment of, all taxes that have or may have become due pursuant to the aforementioned Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Company, except such taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

         (b) The United States federal and state income Tax Returns of each Seller and the Company subject to such taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1998. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings.
Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Seller or the Company or any group of corporations including the Company for all taxable years since December 31, 1998, and the resulting deficiencies proposed by the IRS. No Seller or the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of taxes of the Company or for which the Company may be liable.

         (c) The charges, accruals, and reserves with respect to taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's liability for taxes. There exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

         (d) All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

         (e) The Company has, since January 1, 1997, duly and properly filed an election to be treated as an S corporation within the meaning of Section 1361 of the IRC and any comparable provisions of state and local law and the Company will be an S corporation up to the Closing Date and, except for the termination of the S corporation election caused by this transaction, would be an S corporation through the Closing Date.

3.12 NO MATERIAL ADVERSE CHANGE

Except as set forth in Part 3.12 of the Disclosure Letter, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13 EMPLOYEE BENEFITS

         (a) [Intentionally omitted]


         (b) Except as set forth in Part 3.13(I) and (II) of the Disclosure
Letter:

         (i) Part 3.13(I) of the Disclosure Letter contains a complete and accurate list of all Company Plans, and identifies each Company Plan that is a Qualified Plan and each Company Plan that is a Pension Plan.

         (ii) Part 3.13(II) of the Disclosure Letter contains a complete and accurate list of (A) all ERISA Affiliates of the Company, and (B) all Plans of which any such ERISA Affiliate is or was a Plan Sponsor, in which any such ERISA Affiliate participates or has participated, or to which any such ERISA Affiliate contributes or has contributed or for which any such ERISA Affiliate otherwise has or may have any liability, direct or indirect, contingent, or otherwise.

         (iii) Part 3.13(III) of the Disclosure Letter sets forth, for each Multi-Employer Plan, as of its last valuation date, the amount of potential withdrawal liability of the Company and the Company's other ERISA Affiliates, calculated according to information made available pursuant to ERISA Section 4221(e).

         (iv) Part 3.13(IV) of the Disclosure Letter sets forth a calculation of the liability of the Company for post-retirement benefits other than pensions, made in accordance with Financial Accounting Statement 106 of the Financial Accounting Standards Board, regardless of whether the Company is required by this Statement to disclose such information.

         (v) Part 3.13(V) of the Disclosure Letter identifies each obligation owed by the Company under each Company Plan as of the Closing Date, and sets forth the financial cost of each such obligation, to the extent quantifiable.

         (c) Except as set forth in Part 3.13(VI) of the Disclosure Letter, and except with respect to Company Plans or agreements that apply exclusively to employees or former employees of CTC and their beneficiaries, Sellers have delivered to Buyer:

         (i) (A) all documents constituting the Company Plans, including but not limited to, trust agreements, insurance policies, service agreements, and formal and informal amendments relating thereto, (B) the most recent summary plan descriptions and any amendments or modifications thereof with respect to each Company Plan, (C) all summaries and descriptions furnished to employees, former employees, beneficiaries, or dependents regarding Company Plans for which a summary plan description is not required, (D) written descriptions of all non-written agreements relating to the Company Plans, and (E) to the Knowledge of Sellers and the Company, all memoranda, minutes, resolutions, and similar documents describing the manner in which each Company Plan is or has been administered or describing corrections to the administration of a Company Plan;

         (ii) all personnel, payroll, and employment manuals and policies;

         (iii) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and the ERISA Affiliates of the Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

         (iv) a written description of any Company Plan or Company Other Benefit Obligation that is not otherwise in writing;

         (v) all registration statements filed with respect to any Company Plan;

         (vi) all insurance policies purchased by or to provide benefits under any Company Plan;

         (vii) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

         (viii) all reports submitted within the four years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Company Plan, Company Other Benefit Obligation, or Company VEBA;

         (ix) the format for notifying medical plan service providers of COBRA qualifying events under ERISA Section 601 et seq. and IRC Section 4980B;

         (x) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto and the opinions of independent accountants;

         (xi) all notices that were either given by the Company to, or issued to the Company by the IRS, U. S Department of Labor, PBGC, or any other governmental entity with respect to a Company Plan, within the past six (6) years;

         (xii) all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, any ERISA Affiliate of the Company, or any Company Plan within the six (6) years preceding the date of this Agreement;

         (xiii) with respect to Qualified Plans, the most recent determination letter for each Plan of the Company that is a Qualified Plan; and

         (xiv) with respect to Pension Plans, the Form PBGC-1 filed for each of the two most recent plan years.

         (xv) a list of each participant in each Company Plan who is or was an employee of the Company, including those individuals who became former employees of the Company at the time it was a division of CTC. Such list includes all former participants in each Company Plan who retired from the creative division of CTC prior to 1997, who would have become employees of the Company upon its creation in 1997, but for their prior retirement.

         (d) Except as set forth in Part 3.13(vi) of the Disclosure Letter:

         (i) The Company has performed all of its respective obligations under all Company Plans and Company VEBAs. The Company has made appropriate entries in their financial records and statements for all obligations and liabilities under such Plans.

         (ii) The Company has made no plan or commitment, whether or not legally binding, to create any Company Plan or, except as provided by Buyer or as otherwise agreed herein, to modify or change any existing Company Plan. To the Knowledge of Sellers and the Company, no statement, either written or oral, has been made by the Sellers, the Company, an ERISA Affiliate, or any representative of such persons, to any person with regard to any Company Plan that was not in accordance with the Company Plan and that could have an adverse economic consequence to the Company. Any or all Company Plans assumed by the Buyer in accordance with this Agreement, or any part thereof, may be terminated without penalty by the Buyer at any time on or after Closing.

         (iii) Each Company Plan is in compliance with ERISA, the IRC, and all other applicable Laws, including, but not limited to the Laws expressly referenced below, in all material respects.

                  (A) The Company has never maintained or contributed to any other Plan intended to be qualified under Section 401(a) of the IRC other than the Qualified Plans identified on Part 3.13(i) of the Disclosure Letter. Each Qualified Plan has been determined by the IRS to be qualified under section 401(a) of the IRC and exempt from tax under section 501(a) of the IRC, and each such determination remains in effect and has not been revoked. Nothing has occurred with respect to the design or operation of any Qualified Plan that could cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the IRC, and the Qualified Plans have been timely amended to comply with current law.

                  (B) The Company has no liability with respect to any benefit plan or arrangement other than the Company Plans. All Company Plans conform (and have at all times conformed) to the requirements of ERISA, the IRC, and all other applicable laws, in all material respects. Each Company Plan has been maintained, in all material respects, in accordance with its documents and with all applicable provisions of the IRC, ERISA and all other applicable laws, including, but not limited to, federal and state securities laws.

                  (C) With respect to each Company Plan, there has occurred no "prohibited transaction" (with the meaning of Section 4975 of the IRC or Section 406 of ERISA), or breach of any fiduciary duty described in Section 404 of ERISA that could, if successful, result in any liability, direct or indirect, for the Company or any shareholder, officer, director, or employee of the Company.

                  (D) The Company has not incurred any liability for any excise, income or other taxes or penalties with respect to any Company Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such liability. There are no pending or threatened claims by or on behalf of any Company Plan, or by or on behalf of any participant, beneficiary, or dependent under any Company Plan or other person, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors, or employees under ERISA or any applicable law, or claiming benefit payments other than those made in the ordinary operation of such plans, nor to the Knowledge of Sellers or the Company, is there any basis for any such claim. No Company Plan is presently under audit or examination nor has notice been received of a potential audit or examination by the IRS, the Department of Labor, or any other governmental entity, no matters are pending with respect to any Company Plan under any IRS program. With respect to any such prior audits or examinations, all matters were resolved in favor of the Company and the Company has no obligation of any kind outstanding to the governmental entity that conducted such audit or examination.

                  (E) All reporting, disclosure and notice requirements of ERISA, the IRC, and all other applicable laws have been fully and completely satisfied, in all material respects, with respect to each Company Plan.

                  (F) The Company has paid all amounts that the Company is required to pay as contributions to the Company Plans as of the last day of the most recent fiscal year of each of the Plans; all benefits accrued under any funded or unfunded Company Plan will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the date of the Balance Sheet; all monies withheld from employee paychecks with respect to the Company Plans have been transferred to the appropriate Plan in a timely manner as required by applicable law; and all contributions and payments made or accrued with respect to each Company Plan are deductible in accordance with section 162 or section 404 of the IRC. No amount, or any asset of any Company Plan is subject to tax as unrelated business taxable income.

         (v) [intentionally omitted]

         (vi) To the Knowledge of Sellers and the Company, no event has occurred or circumstance exists that could result in a material increase in premium costs of Company Plans that are insured, or a material increase in benefit costs of such Plans that are self-insured.

         (vii) [intentionally omitted]

         (viii) [intentionally omitted]

         (ix) [intentionally omitted]

         (x) With respect to each Company Plan, the Company and each ERISA Affiliate of the Company has met the minimum funding standard, and has made all contributions required, under ERISA Section 302 and IRC Section 402.

         (xi) [intentionally omitted]

         (xii) None of the Company Plans is a Multi-Employer Plan and neither the Company nor any ERISA Affiliate contributes to, or has ever contributed to or has, or has ever had, any other liability with respect to a Multi-Employer Plan.

         (xiii) There have been no accumulated funding deficiencies (as defined in Section 412 of the IRC or Section 302 of ERISA) with respect to any Company Plan and no request for a waiver from the IRS with respect to any minimum funding requirement under Section412 of the IRC.

         (xiv) Neither the Company nor any ERISA Affiliate of the Company has filed a notice of intent to terminate any Plan or has adopted any amendment to treat a Plan as terminated. The PBGC has not instituted proceedings to treat any Company Plan as terminated. No event has occurred or circumstance exists that may constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any Company Plan.

         (xv) No amendment has been made, or is reasonably expected to be made, to any Plan that has required or could require the provision of security under ERISA Section 307 or IRC Section 401(a)(29).

         (xvi) No accumulated funding deficiency, whether or not waived, exists with respect to any Company Plan; no event has occurred or circumstance exists that may result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan.

         (xvii) The actuarial report for each Pension Plan of the Company and each ERISA Affiliate of the Company fairly presents the financial condition and the results of operations of each such Plan in accordance with GAAP.

         (xviii) [intentionally omitted]

         (xix) The Company has not incurred any liability to the PBGC under
Section 4001 et seq. of ERISA, and no condition exists that could reasonably be expected to result in the Company incurring liability under Title IV of ERISA, either directly or with respect to any ERISA Affiliate. All premiums payable to the PBGC have been paid when due.

         (xx) There has not been, with regard to any Company Plan, any reportable event, as defined in Section 4042 of ERISA, that is required to be reported to the PBGC by law or regulation. As of the date of this Agreement and as of the Closing Date, the fair market value of assets (excluding for this purpose any accrued but unpaid contributions) of the Salaried Pension Plan exceeds the present value of all benefits accrued under such Plan, whether or not vested, based on the actuarial assumptions that would be used by the PBGC if the Pension Plan were then terminated.

         (xxi) Neither the Company nor any ERISA Affiliate of the Company has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan.

         (xxii) Neither the Company nor any ERISA Affiliate of the Company has withdrawn from any Multi-Employer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization, or insolvency of, any Multi-Employer Plan that could result in any liability of either the Company or Buyer to a Multi-Employer Plan.

         (xxiii) Neither the Company nor any ERISA Affiliate of the Company has received notice from any Multi-Employer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Plan intends to terminate or has terminated.

         (xxiv) No Multi-Employer Plan to which the Company or any ERISA Affiliate of the Company contributes or has contributed is a party to any pending merger or asset or liability transfer or is subject to any proceeding brought by the PBGC.

         (xxv) Except to the extent required under ERISA Section 601 et seq. and IRC Section 4980B, the Company does not provide health or welfare benefits for any retired or former employee or is obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

         (xxvi) To the Knowledge of Sellers and the Company, the Company has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees.

         (xxvii) Sellers and the Company have complied, in all material respects, with the provisions of ERISA Section 601 et seq. and IRC Section 4980B.

         (xxviii) No Company Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any vesting of benefits, severance, termination, or other payments or liabilities as a result of the transaction contemplated by this Agreement, and no payments or benefits under any Company Plan or other agreement of the Company will be considered "excess parachute payments" under Section 280G of the IRC. The Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement. No payments or benefits under any Company Plan or other agreement of the Company are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the IRC.

         (xxix) With respect to any Company Plan that is a Welfare Plan, (A) each Welfare Plan for which contributions are claimed as deductions under any provision of the IRC is in compliance with all applicable requirements pertaining to such deductions, (B) with respect to any welfare benefit fund (within the meaning of Section 419 of the IRC) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the IRC) that would result in the imposition of tax under Section 4976(b) of the IRC, (C) any Company Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the IRC) complies, and in each and every case has complied, in all material respects, with all of the requirements of Section 4980B of the IRC, ERISA Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Service Act, the applicable provision of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable laws, and (D) no Welfare Plan provides health or other benefits after an employee or former employee's retirement or other termination of employment except as required by Section 4980B of the IRC.

         (xxx) All persons classified by the Company as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Company had no obligations to provide benefits with respect to such person under Company Plans or otherwise. No individuals are currently providing, or have provided since January 1, 1999, services to the Company pursuant to a leasing agreement or similar type of arrangement, nor has the Company entered into any arrangement whereby services will be provided by such individuals.

3.14  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

         (a) Except as set forth in Part 3.14 of the Disclosure Letter:

         (i) the Company is, and at all times since September 1, 1996, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

         (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

         (iii) the Company has not received, at any time since September 1, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in
Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

         (i) the Company is, and at all times since September 1, 1996, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

         (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

         (iii) the Company has not received, at any time since September 1, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

         (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets.

3.15 LEGAL PROCEEDINGS; ORDERS

         (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:

         (i) that has been commenced by or against the Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company; or

         (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers and the Company, (1) except as set forth in Part
3.15 of the Disclosure Letter, no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

         (b) Except as set forth in Part 3.15 of the Disclosure Letter:

         (i) there is no Order to which the Company, or any of the assets owned or used by the Company, is subject;

         (ii) none of the Sellers is subject to any Order that relates to the business of, or any of the assets owned or used by, the Company; and

         (iii) to the Knowledge of Sellers and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

         (c) Except as set forth in Part 3.15 of the Disclosure Letter:

         (i) the Company is, and at all times since September 30, 1996, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

         (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

         (iii) the Company has not received, at any time since September 30, 1996, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its businesses only in the Ordinary Course of Business and there has not been any:

         (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b) amendment to the Organizational Documents of the Company;

         (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

         (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

         (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

         (f) entry into, termination of, or receipt of notice of termination of
(i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

         (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

         (h) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

         (i) material change in the accounting methods used by the Company; or

         (j) agreement, whether oral or written, by the Company to do any of the foregoing.

3.17 CONTRACTS; NO DEFAULTS

         (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

         (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000;

         (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $10,000;

         (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business;

         (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

         (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

         (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

         (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

         (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any Related Person of the Company or limit the freedom of the Company or any Related Person of the Company to engage in any line of business or to compete with any Person;

         (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

         (x) each power of attorney that is currently effective and outstanding;

         (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

         (xii) each Applicable Contract for capital expenditures in excess of $10,000;

         (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

         (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the date thereof, the amount of the remaining commitment of the Company under the Contracts, and the Company's office where details relating to the Contracts are located.

         (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:

         (i) none of the Sellers (and no Related Person of any Seller) have or may acquire any rights under, and none of the Sellers has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

         (ii) to the Sellers' and the Company's Knowledge, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

         (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

         (d) Except as set forth in Part 3.17(d) of the Disclosure Letter:

         (i) the Company is, and at all times since September 1, 1996, has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

         (ii) each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since September 1, 1996, has been, in full compliance with all applicable terms and requirements of such Contract;

         (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

         (iv) the Company has not given to or received from any other Person, at any time since September 1, 1996, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

         (e) Except as set forth in Part 3.17 (e) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of Sellers and the Company, no such Person has made written demand for such renegotiation.

         (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         (g) Except as set forth in Part 3.17(g) of the Disclosure Letter, each Applicable Contract required to be listed in Part 3.17(a) of the Disclosure Letter pursuant to clause (ix) of Section 3.17(a) is terminable by the Company without premium or penalty upon not more than sixty (60) days prior written notice by the Company to the other party.

3.18 INSURANCE

         (a) Sellers have delivered to Buyer:

         (i) true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the six years preceding the date of this Agreement;

         (ii) true and complete copies of all pending applications for policies of insurance; and

         (iii) any statement by the auditor of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

         (b) Part 3.18(b) of the Disclosure Letter describes:

         (i) any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

         (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

         (iii) all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the five preceding policy years:

         (i) a summary of the loss experience under each policy;

         (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

(A) the name of the claimant;

(B) a description of the policy by insurer, type of insurance, and period of coverage; and

(C) the amount and a brief description of the claim; and

         (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

         (d) Except as set forth on Part 3.18(d) of the Disclosure Letter:

         (i) All policies to which the Company is a party or that provide coverage to either Seller, the Company, or any director or officer of the
Company:

(A) are valid, outstanding, and enforceable;

(B) are issued by an insurer that is to the Sellers' and the Company's Knowledge, financially sound and reputable;

(C) taken together, provide adequate insurance coverage for the assets and the operations of the Company;

(D) are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound;

(E) will continue in full force and effect following the consummation of the Contemplated Transactions; and

(F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

         (ii) No Seller or the Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

         (iii) The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or a director thereof.

         (iv) The Company has given notice to the insurer of all claims that may be insured thereby.

3.19 ENVIRONMENTAL MATTERS

Except as set forth in Part 3.19 of the Disclosure Letter:

         (a) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from
(i) any Governmental Body or private citizen acting in the public interest, or
(ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (b) There are no pending or, to the Knowledge of Sellers and the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

         (c) No Seller or the Company has Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         (d) No Seller or the Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.

         (e) There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, the Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest.

         (f) There has been no Release or, to the Knowledge of Sellers and the Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Company has or had an interest, or to the Knowledge of Sellers and the Company any geologically or hydrologically adjoining property, whether by Sellers, the Company, or any other Person.

         (g) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

3.20  EMPLOYEES

         (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence, layoff status or otherwise not actively at work: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2001; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any similar plan benefiting the directors of the Company.

         (b) Except as set forth in Part 3.20 (b) of the Disclosure Letter, to the Sellers' and the Company's Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers' and the Company's Knowledge, no director, officer, or other key employee of the Company intends to terminate his or her employment with the Company.

         (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.






















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

3.21  LABOR RELATIONS; COMPLIANCE

Except as set forth in Part 3.21 of the Disclosure Letter:

Since September 1, 1996, the Company has not been and it is not presently a party to any collective bargaining or other labor Contract. Since September 1, 1996, there has not been, there is not presently pending or existing, and to Sellers' and the Company's Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To Sellers' and the Company's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22  INTELLECTUAL PROPERTY

         (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes by way of illustration and not of limitation:

         (i) "Crystal Creative Products", "Crystal Tissue", "Crystal Tissue Company", "Crystal", "Pomps" and all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

         (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

         (iii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

         (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets");

owned, used, or licensed by the Company as licensee or licensor.

         (b) Agreements--Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of the Intellectual Property Assets and of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which the Company is the licensee. There are no outstanding and, to the Sellers' and the Company's Knowledge, no Threatened disputes or disagreements with respect to any such Contract.

         (c) Know-How Necessary for the Business

         (i) The Intellectual Property Assets are all those necessary for the operation of the Company's businesses as it is currently conducted. The Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

         (ii) Except as set forth in Part 3.22(c) of the Disclosure Letter, all former and current employees of the Company have executed written Contracts with the Company that assigns to the Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Company. No employee of the Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than to the Company.

         (d) Patents

         (i) Part 3.22(d) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. The Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

         (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety
(90) days after the Closing Date.

         (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To the Sellers' and the Company's Knowledge, there is no potentially interfering patent or patent application of any third party.

         (iv) No Patent is infringed or, to the Sellers' and the Company's Knowledge, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

         (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

         (e) Trademarks

         (i) Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. The Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

         (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

         (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Sellers' and the Company's Knowledge, no such action is Threatened with the respect to any of the Marks.

         (iv) To the Sellers' and the Company's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

         (v) No Mark is infringed or, to the Sellers' and the Company's Knowledge, has been challenged or threatened in any way. None of the Marks used by the Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

         (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

         (f) Copyrights

         (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

         (ii) All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

         (iii) No Copyright is infringed or, to the Sellers' and the Company's Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

         (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

         (g) Trade Secrets

         (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

         (ii) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

         (iii) The Company has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to the Sellers' and the Company's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23  CERTAIN PAYMENTS

Neither the Company nor any director, officer, agent, or employee of the Company, or to Sellers' and the Company's Knowledge, any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or a Related Person of the Company, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

3.24  DISCLOSURE

         (a) No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

         (b) Except as set forth on Part 3.4 of the Disclosure Letter, there is no fact known to any Seller that has specific application to any of the Sellers or the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as any Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.

























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

3.25  RELATIONSHIPS WITH RELATED PERSONS

Except as set forth in Part 3.25 of the Disclosure Letter: No Seller or any Related Person of a Seller or of any the Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business. No Seller or any Related Person of a Seller or of the Company is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in
Part 3.25 of the Disclosure Letter, no Seller or any Related Person of a Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.26 BROKERS OR FINDERS

Except as set forth in Part 3.26 of the Disclosure Letter, Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

4.1 ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

4.2 AUTHORITY; NO CONFLICT

         (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement, and by the Company or the Buyer, as the case may be, of the Employment Agreements, the Consulting Agreements and the Supply Agreement (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of the Buyer or the Company, as the case may be, enforceable against Buyer or the Company in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and those of the Buyer's Closing Documents of which it is a party and to perform its obligations under this Agreement and those of the Buyer's Closing Documents of which it is a party.

         (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

         (i) any provision of Buyer's Organizational Documents;

         (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

         (iii) any Legal Requirement or Order to which Buyer may be subject; or

         (iv) any Contract to which Buyer is a party or by which Buyer may be bound.
Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3  CERTAIN PROCEEDINGS
There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.4  BROKERS OR FINDERS
Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

5.  CERTAIN COVENANTS

5.1 ACCESS AND INVESTIGATION
Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company and its Representatives to, (a) afford Buyer and its Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

5.2  OPERATING OF THE BUSINESSES OF THE COMPANY

Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to:

         (a) conduct the business of the Company only in the Ordinary Course of Business;

         (b) use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

         (c) notify the Buyer promptly after becoming aware of the termination of employment of any employee of the Company;

         (d) confer with Buyer concerning operational matters of a material nature; and

         (e) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

5.3  NEGATIVE COVENANT

Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

5.4  REQUIRED APPROVALS

As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2.

5.5  NOTIFICATION

Between the date of this Agreement and the Closing Date, the Sellers will promptly notify Buyer in writing if any of the Sellers or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if any of such Sellers or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this
Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 impossible or unlikely.

5.6  PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

Except as expressly provided in this Agreement or as described in Part 5.6 of the Disclosure Letter, Sellers will cause all indebtedness owed to the Company by any of the Sellers or any Related Person of a Seller to be paid in full prior to Closing.

5.7  NO NEGOTIATION

Until such time, if any, as this Agreement is terminated pursuant to Section 10, Sellers will not, and will cause the Company and each of its Representatives not to, directly or indirectly solicit, initiate, or encourage any inquires or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

5.8  ACTIONS REGARDING EMPLOYEE BENEFITS

         (a) Before the Closing Date, Sellers will cause the Company:

         (i) to transfer the sponsorship of the 401(k) Plan and all Pension Plans of which the Company is the Plan Sponsor to CTC, and to provide the Buyer with copies of all documents effectuating such transfer. Such transfer shall be effective on or before the Closing Date;

         (ii) to file all notices with the IRS and any other governmental entities and prepare and distribute all employee communications necessary to effectuate a legally compliant spin-off of the Salaried Pension Plan, including, but not limited to notices described under Section 6058(b) of the IRC and
Section 204(h) of ERISA, as applicable, and to provide the Buyer with copies of all such notices and communications. Such notices and communications shall provide for spin-off no earlier than the later of (A) the Closing Date or (B) the date on which all advance notice, communication, and amendment requirements and amendments relating to such spin-off have been satisfied. Such spin-off shall relate solely to the portion of the Salaried Pension Plan covering individuals identified in Section 3.13(c)(xv) and their beneficiaries;

         (iii) to amend the 401(k) Plan and the Salaried Pension Plan to provide for full vesting of all benefits and account balances under such Plans attributable to individuals identified in Section 3.13(c)(xv) and their beneficiaries, effective as of the Closing Date or any earlier date;

         (iv) to take all action necessary to cease benefit accruals under the Salaried Pension Plan and contributions under the 401(k) Plan, with respect to the portion of each such Qualified Plan that covers individuals identified in
Section 3.13(c)(xv) and their beneficiaries, including but not limited to, Board action effectuating such cessation, timely adoption of required plan amendments, timely distribution of notices required under Section 204(h) of ERISA, and to provide the Buyer with copies of all such actions. Cessation of benefit accruals under the Salaried Pension Plan shall be effective fifteen (15) days after distribution of the notice of the cessation (as prescribed under Section 204(h) of ERISA) is provided to affected individuals. Cessation of contributions under the 401(k) Plan shall be effective on or before the Closing Date;

         (v) to take all action necessary to spin-off the portion of the 401(k) Plan that benefits individuals identified in Section 3.13(c)(xv) and their beneficiaries from CTC to the Company as of the Closing Date and to provide the Buyer with copies of all documents relating to such action on or before the Closing Date;

         (vi) with respect to each Company Plan pursuant to which amounts have been deferred from employee paychecks by the Company, to transfer to the appropriate Plan in a timely manner, as required by applicable law, but in no event later than the Closing Date, all such monies deferred prior to the Closing Date and to deposit any matching contributions due to a Plan in relation to such deferred amounts to the appropriate Plan in a timely manner, as required by applicable law, but in no event later than the Closing Date;

         (vii) to the extent a Company VEBA relates, as of the Closing Date, to any employee or former employee of the Company or their beneficiaries, to take all action necessary to terminate each VEBA maintained with respect to any Company Plan and to provide the Buyer with copies of all documents relating to such action. Such termination shall be effective on or before the Closing Date.

         (b) After the Closing Date, Sellers shall cause CTC to spin-off that portion of the assets and liabilities of the Salaried Pension Plan that benefits individuals identified in Section 3.13(c)(xv) and their beneficiaries from CTC to the Company, and, in addition, any assets exceeding the assets needed to satisfy the liabilities for benefits of all individuals covered under the Salaried Pension Plan, including, but not limited to, benefits of employees and former employees of CTC and their beneficiaries, when computed on a termination basis as of the spin-off date in compliance with Section 414(l) of the IRC. The spin-off date pursuant to this section shall be the date mutually agreed upon Buyer and Sellers, provided that such date shall not be earlier than the later of (A) the Closing Date or (B) the date which is thirty days after the date on which the notice required under Section 6058(b) of the IRC was filed with respect to such spin-off pursuant to Section 5.8(a)(ii) above.

         (c) Buyer agrees to the following:

                  (i) to provide Sellers with evidence of action taken with regard to the adoption of a plan and establishment of a trust relating to the spin-off of the 401(k) Plan, as prescribed in Section 5.8 (a)(v) above, immediately after the taking of such action on the Closing Date and, prior to the spin-off of the Salaried Pension Plan, as prescribed in Section 5.8(b) above, Buyer shall provide Sellers with evidence of action taken with the regard to the adoption of a plan and establishment of a trust relating to such spin-off;

                  (ii) to cause the Company to provide, with respect to periods after the Closing Date, for the repayment of loans outstanding to participants in that portion of the 401(k) Plan spun-off in accordance with Section 5.8(a)(v) above through payroll deduction, to the extent provided under the 401(k) Plan; provided, however, that the Buyer reserves the right to amend or terminate the 401(k) Plan at any time.

         (d) With respect to any period beginning on or after the Closing Date, Sellers and the Buyer mutually agree that:

                  (i) (A) the Buyer shall cause the Company to provide continuation health coverage as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of ERISA ("COBRA Continuation Coverage"), applicable to the health plan maintained by the Company, with respect to any individual who is an employee or former employee of the Company, or their beneficiaries, who
(I) incurs a COBRA Continuation Coverage qualifying event on or after the Closing Date, (II) as of the Closing Date, was receiving COBRA Continuation Coverage, or (III) on or before the Closing Date, made (or was eligible to make and does make) a timely election to elect to receive COBRA Continuation, and (B) the Sellers shall cause CTC to provide COBRA Continuation Coverage, as applicable to the health plan maintained by the Company, to any other individual.

         (ii) the completion of the transaction to which this Agreement relates shall trigger a shift in sponsorship of any Company Plan or portion of a Company Plan from the Company to CTC to the extent such Company Plan or portion thereof benefits individuals other than employees or former employees of the Company and any other individuals identified in Section 3.13(c)(xv) (and their beneficiaries) and to the extent such transfer was not otherwise effectuated by action set forth above in this Agreement. The mutual intent of both parties is that, after Closing, the Company shall not retain any responsibility regarding a Company Plan to the extent it does not relate to individuals identified in
Section 3.13(c)(xv) and their beneficiaries.

6. NON-COMPETITION AND NON-SOLICITATION COVENANTS OF SELLERS

6.1 NON-COMPETITION BY THE SELLERS

         (a) For a period of five (5) years from the Closing Date, each of the Sellers covenants and agrees that without the prior written consent of the Buyer, each Seller shall not directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operating, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit such Seller's name to be used in connection with, any business or enterprise anywhere in the world that is competitive with the business as now conducted by the Company; provided, however, CTC, a Related Person of the Sellers, may manufacture, distribute, sell and otherwise deal in non-printed, undecorated tissue roll stock. It is recognized by each Seller that the business of the Company is or will be involved in activity throughout the entire world, and that more limited geographical limitations on this non-competition covenant (and the non-solicitation covenant set forth in Section 6.2 hereof) are therefore not appropriate.

         (b) The foregoing restriction shall not be construed to prohibit the ownership by any Seller of not more than five percent (5%) of any class of securities of any corporation which is engaged in any aspect of the foregoing business of the Company having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither such Seller nor any Related Person of such Seller nor any group of persons including such Seller or Related Persons in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising rights as a shareholder or seeks to do any of the foregoing.

6.2  NO SOLICITATION BY THE SELLERS

         (a) For a period of five (5) years from the Closing Date, each of the Sellers covenants and agrees that each such Seller shall not, directly or indirectly, call on or solicit with respect to the business of the Company any person, firm corporation or other entity who or which, as of the Closing Date, was, or within five (5) years prior thereto had been, a customer of the Company.

         (b) For a period of five (5) years from the Closing Date, each of the Sellers covenants and agrees that each such Seller shall not either directly or indirectly, solicit the employment or services of any person who was employed by the Company prior to the Closing or by the Company subsequent to the Closing on a full or part-time basis or as an independent contractor engaged by the Company prior to the Closing or by the Company or its Related Persons subsequent to the Closing, unless such person (i) prior to such solicitation was involuntarily discharged by the Company or such Related Persons; or (ii) prior to the date of such solicitation voluntarily terminated his or her relationship with the Company or its Related Persons.

6.3. CONFIDENTIALITY

The Sellers recognize and acknowledge that each of them has had access to confidential information relating to the Company and its business and the transactions contemplated by this Agreement, including without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Company ("Confidential Information"). Each of the Sellers acknowledges that such Confidential Information is a valuable and unique asset and covenants that he, she or it will not disclose any such Confidential Information for any reason whatsoever, without the consent of the Buyer, (a) unless such information is in the public domain through no wrongful act of the Sellers, or (b) except as may be required by law.































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6.4  RELIEF

         (a) The Sellers acknowledge that the restrictions contained in Sections 6.1, 6.2, 6.3 and 6.6 hereof are reasonable and necessary to protect the legitimate interests of the Buyer and its affiliates, that the Buyer would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Buyer and its Related Persons.

         (b) In the event that any of the provisions of Sections 6.1, 6.2 and
6.3 hereof should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

         (c) Each of the Sellers agrees that in the event of any breach of the restrictions set forth in Sections 6.1, 6.2, 6.3 and 6.6 of this Agreement, the Buyer would be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, which rights shall be cumulative and not alternative and in addition to any other rights or remedies to which the Buyer may be entitled, including by way of illustration and not of limitation, money damages and an accounting. The obligations of the Sellers under this
Section 6 are their several obligations.

         (d) If any Seller breaches any of the provisions set forth in Sections 6.1, 6.2, 6.3 or 6.6 of this Agreement, the time period for compliance with such breached provision shall be extended for an additional time period equal to the duration of the breach.

         (e) The Sellers agree that the Buyer may provide a copy of Sections 6.1, 6.2, 6.3 or 6.6 of this Agreement to any business or enterprise (i) which any Seller or any Related Person of such Seller may directly or indirectly own, manage, operate, finance, join, participate in the ownership, management, operation, financing, control or control of, or (ii) with which any Seller or any Related Person of such Seller may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which any Seller or any Related Person of such Seller may use or permit his, her or its name to be used; provided, however, that this provision shall not apply after expiration of the time periods set forth therein.

6.5      NON-APPLICABILITY OF SECTION 11

         The provisions of Section 11 of this Agreement shall not be applicable to any claimed breach of any of the provisions of Section 6 and the Buyer shall be entitled to all of its remedies in law and equity as to any such breach.

6.6      ANTI-DUMPING; COUNTERVAILING DUTY

         During the five-year period commencing on the Closing Date, neither the Sellers, nor their Related Persons shall participate as a petitioner in the initiation of, or otherwise provide support for an anti-dumping or countervailing duty investigation by the International Trade Administration of the U. S. Department of Commerce and/or the International Trade Commission, relating to tissue paper imported from China.






















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7. TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

7.1  TAXES OF OTHER PERSONS

Each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences for tax periods ending through the Closing Date which the Buyer or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of any of the Sellers or the Company for taxes of any person other than the Company.

7.2 INCOME TAX RETURNS FOR PERIOD THROUGH THE CLOSING DATE. The Sellers will include the income of the Company on their federal, state and local income tax returns, as appropriate, for all periods through the Closing Date and pay any federal, state and local income taxes attributable to such income. Buyer will cause the Company to furnish tax information to the Sellers for inclusion in the Sellers' federal income tax returns and any state and local income tax returns, as appropriate, for the period which includes the Closing Date in accordance with the Company's past custom and practice. The Sellers shall also prepare all federal and state income tax returns for all periods through the Closing Date, whether or not consolidated, of the Company. Buyer shall cause the Company to assist in the preparation, sign and file such tax returns as so prepared in a timely manner so as not to give rise to penalties and interest, and the Sellers shall make all payments due in respect of such tax returns.

7.3 SECTION 338(h) (10) ELECTION. Each of the Sellers will join with the Buyer in making an election pursuant to Section 338(h)(10) of the IRC (and any corresponding elections under state and local law) with respect to the purchase and sale of the Stock of the Company hereunder (collectively, the "Section 338(h)(10) Election"), and each of the Sellers hereby agrees to execute prior to the Closing, at the request of Buyer, a duly completed IRS Form 8023 in connection with the Section 338(h)(10) Election. Such duly completed and executed IRS Form 8023 shall be delivered to the Buyer at the Closing, and the Buyer is authorized to thereafter complete the portions of such Form that are to be completed by the "Purchasing Corporation" and to execute such Form and cause it to be filed with the IRS. The Buyer will deliver a copy of such completed IRS Form 8023 to the Sellers not less than ten (10) days prior to filing the same with the IRS. The Sellers shall include any income, gains, loss, deduction or other tax item resulting from the Section 338(h)(10) Election to the extent required by applicable law, and shall pay any federal, state, local or foreign taxes imposed on the Company (and shall indemnify the Buyer and the Company against any Adverse Consequences arising out of the failure to pay such taxes) attributable to the making of the Section 338(h)(10) Election, including without limitation (i) any tax imposed under Section 1374 of the IRC, (ii) any tax imposed under Treasury Regulation Section 1.338(h)(10)-1(d)(5), or (iii) any state, local or foreign tax imposed on the Company's gain.

7.4 OTHER TAX RETURNS. The Buyer shall prepare or cause to be prepared and file or cause to be filed, in a timely manner so as not to give rise to penalties and interest, all tax returns for the Company not based upon income which are due to be filed after the Closing Date.

7.5  COOPERATION ON TAX MATTERS.

         (a) The Buyer, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provisions of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Sellers agree (i) to retain all books and records with respect to tax matters pertaining to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, as the case may be, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give all the Buyer or the Sellers (as the case may be) reasonable written notice prior to transferring, destroying or discarding any such books and records.

         (b) The Buyer and each of the Sellers further agree, upon request, to provide the other party or parties (as the case may be) with all information to the extent in such party's possession or control that a party may be required to report pursuant to Section 6043 of the IRC and all Treasury Department Regulations promulgated thereunder.

7.6 CERTAIN TAXES. All transfer, documentary, sales, use, stamp and registration taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp and registration taxes. If required by applicable law, the Buyer will, and will cause its affiliates to, join in the execution of any such tax returns and other documentation.

7.7 ALLOCATION OF PURCHASE PRICE. The Buyer and the Sellers shall negotiate in good faith an allocation of the Purchase Price in accordance with Treas. Reg ss. 1.338-1 through 1.338 (h) (10)-1, based on the principles set forth in Part 7.7 of the Disclosure Letter. Within thirty (30) days after the Final Determination, the Buyer shall deliver to the Sellers the Buyer's proposal for allocation of the Purchase Price among the assets of the Company for all purposes (including financial accounting and tax purposes) in a manner consistent with Sections 338 and 1060 of the IRC (the "Allocation Schedule"). In the event that the Sellers do not object to the Allocation Schedule within thirty (30) days following the date of Buyers' transmittal to the Sellers of the Allocation Schedule, then the Sellers shall be deemed to have agreed to the Allocation Schedule and the Sellers and Buyer shall jointly prepare and file on a timely basis with the IRS Form 8023, as required by Section 338 (h) (10) of the IRC consistent with the Allocation Schedule and neither the Sellers nor the Buyer shall take a position on any Income Tax Return, before any governmental agency charged with the collection of any Tax, or in any proceeding that is in any way inconsistent with the Allocation Schedule. In the event that Sellers do object to the Allocation Schedule, the Sellers shall notify the Buyer within the thirty (30) day period following the date of Buyers' transmittal of the Allocation Schedule of such objection and include in such notification a detailed description of the allocation which the Sellers intend to use. The Sellers shall notify the Buyer as soon as reasonably practicable of any audit adjustment or proposed audit adjustment by any governmental agency charged with the collection of any Tax which affects the allocation of the Purchase Price.

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

7.8. S CORPORATION STATUS.

The Sellers shall, as soon as practicable following the date hereof, prepare or cause to be prepared such affidavits, filings and other documentation (collectively the "Automatic Relief Package") as are required under Section 6 of the Revenue Procedure 98-55, 1998-2 C.B. 643 (the "Revenue Procedure"), to be filed with the Internal Revenue Service (the "IRS") in order for the Company to be eligible for automatic relief under the Revenue Procedure in connection with restoring the Company's status as an S corporation under Section 1361, et seq. of the Internal Revenue Code of 1986, as amended (the "Code"). The Sellers shall transmit to the Buyer a draft copy of the Automatic Relief Package no later than five (5) days after the date hereof, and shall permit the Buyer to review and comment on such draft, and shall make such revisions to such draft as are reasonably requested by the Buyer. Upon receipt of the Buyer's requested revisions, but in no event later than ten (10) days after the date hereof, the Sellers shall prepare a final version of the Automatic Relief Package and shall file by certified mail, return receipt requested, or by hand delivery, such final version with the IRS. The Sellers shall immediately thereafter furnish the Buyer with a copy of such final Automatic Relief Package and evidence of receipt thereof by the IRS.

8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyers obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

8.1  ACCURACY OF REPRESENTATIONS

All of the Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

8.2  SELLERS' PERFORMANCE

         (a) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

         (b) Each document required to be delivered by or on behalf of the Sellers pursuant to this Agreement (including without limitation, each of the deliveries described in Section 2.4 (a) of this Agreement) must have been delivered.

8.3  CONSENTS

Each of the Consents identified in the Disclosure Letter and in any Schedule hereto required to be obtained by the Sellers or as otherwise required in order for the Applicable Contracts and the Governmental Authorizations in favor of the Company to remain in full force and effect following the acquisition of the Shares by the Buyer must have been obtained and must be in full force and effect without any consideration being payable by the Buyer for such consents.

8.4  ADDITIONAL DOCUMENTS

Each of the following documents must have been delivered to Buyer:

         (a) an opinion of Greenebaum, Doll & McDonald PLLC, dated the Closing Date, in the form of Exhibit 8.4 (a) hereto;

         (b) estoppel certificates executed on behalf of each lessor of the existing leased Facilities utilized by the Company dated as of a date not more than three (3) days prior to the Closing Date in form and substance reasonably satisfactory to the Buyer;

         (c) a fully executed counterpart of the Escrow Agreement;

         (d) a fully executed counterpart of the KPMG engagement letter referred to in Section 2.5;

         (e) a fully executed counterpart of a Supply Agreement (including a license and conveyance of intellectual property rights to the names "Crystal", "Crystal Tissue" and "Crystal Tissue Company") between the Company and CTC, which has been executed by and delivered to the parties thereto in form and substance satisfactory to the Buyer;

         (f) fully executed counterparts of the Employment Agreements with John Crider and Jennifer Berger and the Consulting Agreement with one of the Sellers, James F. Akers;

         (g) resignations of all of the Directors and of those Officers of the Company whose resignations are required by the Buyer dated the Closing Date;

         (h) a final copy of the Automatic Relief Package (as defined in Section 7.8), as filed with the IRS; and

         (i) evidence, in form and substance satisfactory to the Buyer, that CTC has satisfied all of its obligations to the Kentucky Development Finance Authority ("KDFA") under the Loan Agreement dated September 4, 1990 between KDFA and CTC, that the KDFA has released its liens on the 62" Cameron type 428 Slitter-Rewinder (Serial No. N5943) and the 61" Wolverine Two-Color Flexographic Printing Press (Serial No. HLRET-2056) (collectively, the "Equipment") and that title to the Equipment, free and clear of all liens and encumbrances, has been conveyed to the Company;

         (j) evidence, in form and substance satisfactory to the Buyer, that all obligations of the Company to Akers Packaging Services, Inc. ("APSI") under the Promissory Note dated July 21, 1998, as amended, have been fully repaid and satisfied and that all obligations of those Sellers and their Related Persons who are the "Payors" under those certain Promissory Notes dated October 8, 2000 in favor of APSI, the aggregate principal amount of which is approximately $6,000,000, have been fully repaid and satisfied;

         (k) evidence, in form and substance satisfactory to the Buyer, that the Company has purchased so-called "tail" coverage with respect to its "claims made" based insurance policies;

         (l) evidence, in form and substance satisfactory to the Buyer, that all obligations of the Company under the agreement dated January 8, 2002 between the Company and Harris Williams & Co. have been assigned to and assumed by the Sellers and that Harris Williams & Co. has released the Company from all such obligations;

         (m) fully executed payoff letter, in form and substance satisfactory to the Buyer, between U. S. Bank, National Association and CTC;

         (n) evidence, in form and substance satisfactory to the Buyer, that U.S. Bank, National Association ("Bank") has received and accepted irrevocable instructions from the person(s) controlling the deposit account (the "Agency Account") into which the Buyer has been directed by the Sellers to make payment of the Purchase Price, with such instructions directing the Bank to transfer from such Agency Account on the Closing Date the amount necessary to repay in full all of the obligations of CTC to the Bank under the Financing Agreement dated as of May 27, 1999 (as amended) among the Bank, CTC and the Company, and further directing the Bank to utilize and apply such amount to satisfy said obligations;

         (o) evidence, in form and substance satisfactory to the Buyer, of the assignment by CTC to CCP, free and clear of all liens and encumbrances, of all assets and contracts that are to be assigned by CTC to CCP, as so identified in the Disclosure Letter, together with any third party consents that may be required to effectuate such transfers;

         (p) powers of attorney, in form and substance satisfactory to the Buyer, executed by each of the Sellers in favor of James F. Akers;

         (q) letter executed by each of the Sellers and, in form and substance satisfactory to the Buyer, appointing James F. Akers as the Sellers' agent for purposes of receiving and disbursing the Purchase Price;

         (r) fully executed counterparts of a letter agreement amending and modifying that certain Lease Agreement dated January 1, 1997 between CCP and CTC pertaining to portions of the premises located at 3120 South Verity Parkway, Middletown, OH, in form and substance satisfactory to the Buyer;

         (s) fully executed counterparts of (i) the Escrow Agreement and (ii) the letter agreement dated as of the Closing Date between CTC and CCP pertaining to transition services;

         (t) IRS Form 8023 (Elections Under Section 338 for Corporation Making Qualified Stock Purchase), in form and substance satisfactory to Buyer, executed by each of the Sellers;

         (u) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in
Section 9.4 (a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by each Seller of, or the compliance by each Seller with, any Pre-Closing covenant or obligation required to be performed or complied with by such Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 8, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.5  NO PROCEEDINGS

Since the date of this Agreement, there must not have been commenced or Threatened any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.6  NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS

There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

8.7  REGULATORY PERMITS.

All permits issued by any federal, state or local regulatory authorities, including but not limited to permits issued by the Environmental Protection Agency, used in connection with the business of the Company shall be and remain in full force and effect notwithstanding the Closing of the sale of the Shares.

8.8  TAX CLEARANCE CERTIFICATE.

The Sellers shall have received a tax clearance certificate for the Company in each State or other jurisdiction in which the Company pays or may be obligated to pay taxes, provided such a tax clearance certificate is obtainable.

8.9  TERMINATION OF CERTAIN OTHER AGREEMENTS.

The obligations of the Company under each of the Amended and Restated Tax Payment Agreement dated as of May 27, 2002 among the Company and the Sellers, the Management Agreement (originally dated January, 1997) with CTC, the December 4, 2000 so-called "Close Corporation Agreement", and the "2002 Key Person Incentive Plan" shall have been fulfilled and each of the same shall have been terminated with the consent of all of the parties and/or participants thereto and with evidence of such termination and consents being provided to the Buyer's satisfaction.

8.10  TITLE INSURANCE.

The Company shall have received at Buyer's expense an ALTA owners' policy of title insurance in form reasonably satisfactory to Buyer as to the Company's Maysville, Kentucky facility, free of all exceptions, liens and encumbrances except those set forth in Section 3.6 of the Disclosure Letter.

8.11  REPAYMENT OF BANK AND OTHER LONG TERM DEBT.

The holder of all bank and other long term debt of the Company shall have agreed to the repayment in full and discharge without premium or penalty on the Closing Date and to the release of all liens, mortgages, security interests or assets of the Company upon such payments.

8.12  TERMINATION OF GUARANTEES.

All guarantees provided by the Company shall have been terminated without cost to either the Company or the Buyer.

8.13     SATISFACTION OF OBLIGATIONS UNDER STOCK EQUIVALENT PLAN

         Each of the participants in the Stock Equivalent Plan shall have executed and delivered to the Company a letter, in form and substance satisfactory to the Buyer, acknowledging and agreeing that the Company shall have fully-performed its obligations under such plan upon payment of the amounts set forth in such letter in the manner set forth in such letter and releasing the Company of all further obligations under the Stock Equivalent Plan effective upon payment of such amounts.

8.14     ANTI-DUMPING; COUNTERVAILING DUTY

         Neither the Company, CTC, nor any of their Related Persons shall have participated as a petitioner in the initiation of an anti-dumping or countervailing duty investigation by the International Trade Administration ("ITA") of the U. S. Department of Commerce and/or the International Trade Commission ("ITC") relating to tissue paper imported from China; and neither the Company, CTC nor any of their Related Persons shall have expressed their support for any such investigation in communications with the ITA or ITC.

9. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE

Sellers' obligations to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

9.1  ACCURACY OF REPRESENTATIONS

All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

9.2  BUYER'S PERFORMANCE

         (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of the covenants and obligations (considered individually), must have been performed and complied with in all material respects.

         (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to this Agreement and must have made the cash payments required to be made by Buyer pursuant to Sections 2.4 (b) (i) and 2.4
(b) (ii).

9.3  CONSENTS

Each of the Consents required to be obtained by the Buyer pursuant to this Agreement, if any, must have been obtained and must be in full force and effect.

9.4  ADDITIONAL DOCUMENTS

Buyer must have caused the following documents to be delivered to Sellers:

         (a) an opinion of Vorys, Sater, Seymour and Pease, LLP dated the Closing Date, in the form of Exhibit 9.4 (a) hereto.

         (b) a fully executed counterpart of the Escrow Agreement and a fully executed counterpart of the Supply Agreement executed by the Company;

         (c) a fully executed counterpart of the KPMG engagement letter referred to in Section 2.5; and

         (d) such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in
Section 8.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any Pre-Closing covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this Section 9, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

9.5  NO INJUNCTION

There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

10. TERMINATION

10.1  TERMINATION EVENTS

This Agreement may, by notice given prior to or at the Closing, be terminated:

         (a) by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

         (b) (i) by Buyer if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 9 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date.

         (c) by mutual consent of Buyer and Sellers; or

         (d) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 2002, or such later date as the parties may agree upon.

10.2  EFFECT OF TERMINATION

Each party's right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 12.1 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

11. INDEMNIFICATION; REMEDIES

11.1  SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE
All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

11.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS

Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and their then respective Representatives and Related Persons (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         (a) any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

         (b) any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter;

         (c) any Breach by a Seller of any covenant or obligation of a Seller in this Agreement;

         (d) any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date;

         (e) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either one or more of the Sellers or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

         (f) any other adverse matter relating to either the Company or the Shares in which the principal event giving rise thereto occurred prior to the Closing and which results from or arises out of any action or inaction of a Seller or his or her Representatives prior to the Closing;

         (g) any claim for indemnification under Sections 7.1, 7.2, or 7.3, including without limitation the failure of the Company to be treated as an S Corporation for any period of time through the Closing Date;

         (h) the design, operation, or administration of a Company Plan prior to the Closing Date, regardless of whether any such Damages are discovered or imposed by the Buyer, the IRS, the Department of Labor, the PBCG, a court, or any other governmental entity or tribunal, or an independent auditor (whether discovered or imposed in connection with the operation of a Company Plan, termination of a Company Plan, or otherwise);

         (i) the actual or alleged failure of the Company prior to the Closing Date to qualify to do business as a foreign corporation and to remain in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, required such qualification as disclosed in Part 3.1 of the Disclosure Letter;

         (j) with respect to the Company's real property located in Maysville, Kentucky, (i) the existence of concrete and asphalt structures that extend beyond the property line on the east side of the parcel and (ii) the existence of a permanent drainage and utility easement under the south-west corner of the building constructed on such property, in each case, as disclosed in Part 3.6 of the Disclosure Letter and as depicted in the Survey dated September 9, 2002, prepared by Kleingers & Associates, West Chester, Ohio;

         (k) the Company's sponsorship of, or status as a fiduciary or contributing employer with respect to, The Crystal Tissue Company Hourly Employee Pension Plan on or before the Closing Date;

         (l) the incident that resulted in an injury to Mr. Jason M. Flory, an employee of the Company, as disclosed in Part 3.10 and elsewhere in the Disclosure Letter;

         (m) the use by the Company of software in excess of the number of authorized software licenses possessed by the Company, as disclosed in Part 3.10 of the Disclosure Letter;

         (n) The Company's actual or alleged liability for Kentucky Use Tax, as disclosed in Part 3.10 of the Disclosure Letter;

         (o) the actual or alleged failure by S&K International Co., Ltd., a supplier to the Company, to comply with the social compliance policies of Wal-Mart Stores, Inc., as disclosed in Parts 3.10, 3.17 (D) and elsewhere in the Disclosure Letter.

         (p) any claim asserted against the Company by Seaman Paper Company of Mass, Inc or its affiliates ("Seaman") arising out of or relating to the verbal agreement between the Company and Seaman relating to the Anti-Dumping Claim, as described in Part 3.12 of the Disclosure Letter, including without limitation any such claim arising out of the termination prior to the Closing Date or within forty-five (45) days thereafter of such verbal agreement and/or the failure or refusal of the Company to support or to participate as a petitioner in the filing of, or opposition by the Company of, the Anti-Dumping Claim, regardless of whether such termination, or failure or refusal by the Company or opposition occurs prior to or subsequent to the Closing Date, but in the case of termination of said verbal agreement, within forty-five (45) days after the Closing Date;

         (q) the actual or alleged failure by the Company prior to the Closing Date to fully comply with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, as described in Part 3.14 and elsewhere of the Disclosure Letter;

         (r) the omission from the Company's Close Corporation Agreement of a statement that the shareholders intend to be bound by ORC ss.1701.591, as disclosed in Part 3.17(C) of the Disclosure Letter;

         (s) claims relating to any actual or alleged failure by the Company to comply with the provisions of its Close Corporation Agreement, in each case, as disclosed in Part 3.17 (D) of the Disclosure Letter;

         (t) the actual or alleged failure of CTC to comply with its NPDES permit and the State of Ohio's air pollution controls and laws, as disclosed in
Part 3.19 of the Disclosure Letter.

Other than as to either any breach of a covenant of the Sellers set forth in
Section 6 of the Agreement, the remedies set forth in Section 11.3 hereof or any claim based on fraud or intentional misrepresentation, the indemnification provided in this Section 11 is exclusive of any other remedies that may be available to Buyer or the other Indemnified Persons.

11.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLERS--ENVIRONMENTAL MATTERS

In addition to the provisions of Section 11.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Company, and the other Indemnified Persons for, and will pay to Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

         (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Company has or had an interest, or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (iii) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or
(iv) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Company or by any other Person for whose conduct they are or may be held responsible; or

         (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date. Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Sections 11.9 or 11.10, as the case may be, will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

11.4  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement,
(b) any breach of any representation or warranty made by Buyer in this Agreement as if such representation or warranty was made on and as of the Closing Date,
(c) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions, (e) the Breach by the Buyer of any obligation it may have pursuant to Section 2.5(c) of the Agreement or (f) any other adverse matter relating to the Company in which the principal event giving rise thereto occurred after the Closing and which results from or arises out of any action or inaction of the Buyer after the Closing. Other than a claim based on fraud or intentional misrepresentation, the remedies provided in this Section 11.4 are exclusive of any other remedies that may be available to any of the Sellers.

11.5 TIME LIMITATIONS

Following Closing, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those Breached by reason of a fraudulent act or intentional misrepresentation and those in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.11, 3.13, 3.14, 3.19, 11.2(g), 11.2(h), 11.2(j), 11.2(k), 11.2(m), 11.2(n), 11.2(o),
11.2(p), 11.2(q), 11.2(t) or 11.3, unless on or before the second anniversary of the Closing Date, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Section 3.3 shall survive without limitation as to time. A claim with respect to either Sections 3.1, 3.2, 3.5, 3.6, 3.11, 3.13, 3.14, 11.2 (g),
11.2(h), 11.2(j), 11.2(k), 11.2(m), 11,2(n), 11.2(p), 11.2(q), and 11.2(t) or a
claim for indemnification or reimbursement based upon any covenant or obligation to be performed and complied with following the Closing Date, may be made at any time up to the expiration of any applicable statute of limitations, except that to the extent the same relates to Sections 3.11 or 7, a claim may be made within sixty (60) days following the expiration of any applicable statute of limitations. A claim with respect to Sections 3.19 or 11.3 may be made on or before the tenth anniversary of the Closing Date. A claim with respect to
Section 11.2(o) may be made on or prior to the first anniversary of the Closing Date. However, if any of the foregoing claims relates to a Breach by reason of a fraudulent act or intentional misrepresentation, such claim may be made at any time up to the expiration of any applicable statute of limitations.

Following Closing, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the second anniversary of the Closing Date, Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

11.6  LIMITATIONS ON AMOUNT--SELLERS

Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in Sub-Sections 11.2 (a), (b), (f), (i), (l), (m) and
(s) until the total of all Damages with respect to such matters exceeds $265,000, and then and thereafter the Sellers shall have liability for such Damages exceeding $265,000. To the extent that the Company collects an Accounts Receivable as to which Sellers theretofore had in fact paid a claim for indemnification to the Buyer in accordance with this Section 11, the net amount so received by the Company on such claim for indemnification (net of all of its expenses relating to the cost of collection) as to such Account Receivable shall be paid to the Sellers. However, this Section 11.6 limitation will not apply to
(a) any Breach of any of Sellers' representations and warranties of which any Seller had Knowledge at any time prior to the date on which such representation and warranty is made; or (b) relating to any intentional Breach or fraudulent act by any Seller; or (c) as to any Breach of Sellers' representations and warranties with respect to either Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.11, 3.13,
3.14 or 3.19. Sellers will be jointly and severally liable for all Damages with respect to each such Breach described in the immediately preceding sentence. This Section 11.6 limitation will also not apply as to a Breach by the Buyer of any obligation it may have pursuant to Section 2.5(c) of the Agreement.

11.7  LIMITATIONS ON AMOUNT--BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 11.4 until the total of all Damages with respect to such matters exceeds $265,000, and then and thereafter the Buyer shall have liability for such Damages exceeding $265,000. However, this Section
11.7 limitation will not apply to (a) any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made; or (b) relating to any intentional Breach or fraudulent act by Buyer, or (c) as to any Breach of any covenant or other obligations of the Buyer set forth herein. Buyer will be liable for all Damages with respect to such Breaches described in the immediately preceding sentence.

11.8 ADDITIONAL LIMITATION ON AMOUNT - Other than by reason of an act of fraud or an intentional Breach of this Agreement, the Sellers on the one hand, and the Buyer on the other hand shall not be liable for Damages exceeding $2,650,000. However, anything of the foregoing to the contrary notwithstanding, the limitation on Damages set forth in the immediately preceding sentence shall not apply to any Breach of Sellers' representations and warranties with respect to either Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.11, 3.13 or 3.14 (however, as to
Section 3.14, the non-applicability of the limitation on Damages shall only be effective as to any claimed violation of a Legal Requirement by a Governmental
Body) or with respect to any Breach of any covenant or obligation of any Seller in either Sections 11.2(g), 11.2(h), 11.2(j), 11.2(k), 11.2(n), 11.2(o),
11.2(p), 11.2(q) or 11.2(r).

11.9  PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

         (a) Promptly after receipt by an indemnified party under Section 11.2, 11.4, or (to the extent provided in the last sentence of Section 11.3) Section
11.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

         (b) If any Proceeding referred to in Section 11.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten
(10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

         (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

11.10  PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS
A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

12. GENERAL PROVISIONS

12.1  EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Sellers will pay all amounts payable to their investment banker, Harris Williams & Co., in connection with this Agreement and the Contemplated Transactions. Sellers will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement.

12.2  PUBLIC ANNOUNCEMENTS

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, Sellers shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.




























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

12.3  DESIGNATION OF SELLERS' ATTORNEY IN FACT AND NOTICES

         (a) Attached hereto as Composite Exhibit 12.3 is a power of attorney executed by each of the Sellers except James F. Akers, designating James F. Akers as attorney in fact for each of the Sellers for all purposes pursuant to this Agreement and this contemplated Transaction. Each such power of attorney shall in accordance with its provisions remain in full force and effect and Buyer shall be entitled to rely upon the same until the Buyer receives actual notice of its termination.

         (b) All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with confirmation of receipt), provided that a copy is mailed by certified mail, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:
Attention: James F. Akers, individually and as attorney in fact
430 Thorn Hill Lane
Middletown, OH  45042
Telephone No.:  513-424-5041
Facsimile No.:  513-727-8652

with a copy to:

Greenebaum Doll & McDonald PLLC
Attention:  Michael H. Brown, Esq.
2800 Chemed Center
255 East Fifth Street
Cincinnati, Ohio  45202
Telephone No.:  513-455-7615
Facsimile No.:  513-762-7915

Buyer:
Cleo Inc
Attention: Andrew W. Kelly
4025 Viscount
Memphis, TN  389118
Telephone No.:  901-369-6620
Facsimile No.:  901-362-0864
with a copy to:

CSS Industries, Inc.
Attention:  Stephen V. Dubin, Esq.
1845 Walnut Street, Suite 800,
Philadelphia, PA, 19103,
Telephone:  215-569-9900
Facsimile No.: 215-569-9979.

12.4  ARBITRATION

Except (a) as otherwise provided in Section 2.5 with respect to the Final Determination and (b) as otherwise provided in Section 6.4 with respect to equitable relief, all disputes among the parties hereunder shall be settled by arbitration before one arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association in Philadelphia, Pennsylvania; provided, however, that any award pursuant to such arbitration shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto. Nothing herein shall prevent the Buyer and the Sellers from settling any dispute by mutual agreement at any time. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared.

12.5  FURTHER ASSURANCES

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.6  WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by a party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by all of the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.7  ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Interest between Buyer and Sellers dated August 2, 2002) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.8  DISCLOSURE LETTER

         (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

         (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

12.9  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Buyer may assign any of its rights under this Agreement to any Related Person of the Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

12.10  SEVERABILITY
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.11  SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

12.12  TIME OF ESSENCE
With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.13  GOVERNING LAW

This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of laws principles.

12.14  COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.






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                                       65

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


Buyer:                                    Sellers:

Cleo Inc



By: /s/ Andrew W. Kelly                   /s/ William C. Akers
    --------------------------            -----------------------------------
    Andrew W. Kelly, President            William C. Akers


                                          /s/ James F. Akers
                                          -----------------------------------
                                          James F. Akers


                                          /s/ William C. Akers, II
                                          -----------------------------------
                                          William C. Akers, II


                                          /s/ Sarah A. FitzHugh
                                          -----------------------------------
                                          Sarah A. FitzHugh


                                          /s/ Marilyn R. Akey
                                          -----------------------------------
                                          Marilyn R. Akey


                                          /s/ William Christopher Akers
                                          -----------------------------------
                                          William Christopher Akers

                                          /s/ Alexandra Lynn Akers
                                          -----------------------------------
                                          Alexandra Lynn Akers


                                          /s/ Scott O'Brien Akers
                                          -----------------------------------
                                          Scott O'Brien Akers


                                          /s/ Deborah Jane Akers
                                          -----------------------------------
                                          Deborah Jane Akers

                                          /s/ Michael Shannon Akey
                                          -----------------------------------
                                          Michael Shannon Akey


                                          /s/ Mary Akey Longo
                                          -----------------------------------
                                          Mary Akey Longo


                                          /s/ Melissa Louise Akey
                                          -----------------------------------
                                          Melissa Louise Akey


                                          /s/ Michael S. Akey
                                          -----------------------------------
                                          Michael S. Akey


                                          /s/ Matthew Steven Akey
                                          -----------------------------------
                                          Matthew Steven Akey


                                          Trust f/b/o Amelia Nicole FitzHugh
                                          u/t/a dated December 1, 2000


                                          By: /s/ C. Grayson FitzHugh
                                              -------------------------------
                                              C. Grayson FitzHugh, Trustee


                                          Trust f/b/o Frances Courtney FitzHugh
                                          u/t/a dated December 1, 2000


                                          By: /s/ C. Grayson FitzHugh
                                              -------------------------------
                                              C. Grayson FitzHugh, Trustee


                                          Trust f/b/o Catherine Palmer FitzHugh
                                          u/t/a dated December 1, 2000


                                          By: /s/ C. Grayson FitxHugh
                                              -------------------------------
                                              C. Grayson FitzHugh, Trustee



























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

                                          Trust f/b/o Andrew Tyler Akers
                                          u/t/a dated December 1, 2000


                                          By: /s/ James F. Akers
                                              -------------------------------
                                              James F. Akers, Trustee


                                          Trust f/b/o Keith Preston Akers
                                          u/t/a dated December 1, 2000


                                          By: /s/ James F. Akers
                                              -------------------------------
                                              James F. Akers, Trustee


                                          Trust f/b/o James Brady Akers
                                          u/t/a dated December 1, 2000


                                          By: /s/ James F. Akers
                                              -------------------------------
                                              James F. Akers, Trustee


                                          Trust f/b/o William Cole Akers
                                          u/t/a dated December 1, 2000


                                          By: /s/ William C. Akers II
                                              -------------------------------
                                              William C. Akers II, Trustee


                                          Trust f/b/o Weston Hayes Akers
                                          u/t/a dated December 1, 2000


                                          By: /s/ William C. Akers II
                                              -------------------------------
                                              William C. Akers II, Trustee


                                          Trust f/b/o Wells Baird Akers
                                          u/t/a dated December 1, 2000


                                          By: /s/ William C. Akers II
                                              -------------------------------
                                              William C. Akers II, Trustee























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

                                    EXHIBITS


Exhibit 2.4(a)(ii)         Sellers Releases

Exhibit 2.4(a)(iii)        Consulting Agreement - James F. Akers

Exhibit 2.4(d)             Escrow Agreement

Exhibit 8.4(a)             Opinion of Greenebaum Doll & McDonald PLLC

Exhibit 9.4(a)             Opinion of Vorys, Sater, Seymour and Pease LLP

Composite Exhibit 12.3     Power of Attorney designating James F. Akers attorney
                           in fact



























































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